SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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COINSTAR, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 28, 2003

Dear Coinstar Stockholders:

I am pleased to invite you to the Annual Meeting of Stockholders of Coinstar, Inc. The meeting will be held at 10:00 a.m. local time on June 12, 2003 at Coinstar’s offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004.

At the meeting, you will be asked to elect one director to our board of directors, approve an amendment to the 1997 Non-Employee Directors’ Stock Option Plan, ratify the appointment of Deloitte & Touche LLP as our auditors and transact any other business properly presented at the meeting. You will also have the opportunity to hear a review of our business during the past year and ask questions.

We hope you can join us on June 12th. Regardless of whether you plan to attend the meeting, please read the enclosed proxy statement. When you have done so, please mark your votes on the enclosed proxy card, sign and date the proxy card, and return it to us in the enclosed envelope. Your vote is important, so please return your proxy card promptly.

Sincerely,

Donald R. Rench

VP, General Counsel and Corporate Secretary

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2003

TO THE STOCKHOLDERS OF COINSTAR, INC.:

On Thursday, June 12, 2003, we will hold our 2003 Annual Meeting of Stockholders at our offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004. The meeting will begin at 10:00 a.m. local time. At the meeting the stockholders will be asked to:

1.	Elect one director to hold office until the 2006 Annual Meeting of Stockholders.

2.	Approve an amendment to the 1997 Non-Employee Directors’ Stock Option Plan to increase the annual grant to non-employee directors (other than our non-employee chairman of the board) from 5,000 options to 7,500 options and to establish an annual grant of 12,500 options for our non-employee chairman of the board.

3.	Ratify the appointment of Deloitte & Touche LLP as independent auditors of Coinstar for its fiscal year ending December 31, 2003.

4.	Consider other matters properly presented at the meeting and any adjournment or postponement thereof.

You are entitled to vote at the annual meeting if you were a stockholder of record at the close of business on April 15, 2003.

By Order of the Board of Directors

Donald R. Rench

VP, General Counsel and Corporate Secretary

Bellevue, Washington

April 28, 2003

All stockholders are cordially invited to attend the annual meeting in person. Regardless of whether you plan to attend the meeting, please complete, date, sign and return the enclosed proxy card as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if a broker, bank or other nominee holds your shares of record and you wish to vote at the meeting, you must obtain from the record holder a proxy card issued in your name.

COINSTAR, INC.

1800 114th Avenue S.E.

Bellevue, WA 98004

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 12, 2003

ANNUAL MEETING INFORMATION

The enclosed proxy is solicited on behalf of the board of directors of Coinstar, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on Thursday, June 12, 2003 at 10:00 a.m. local time, or at any adjournment or postponement of the meeting, for the purposes described below and in the accompanying Notice of Annual Meeting of Stockholders. The annual meeting will be held at our offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004. We mailed this proxy statement and accompanying proxy card on or about April 28, 2003 to the stockholders who owned shares of our common stock as of the record date, April 15, 2003.

Who is entitled to vote?

Only holders of record of common stock at the close of business on April 15, 2003 may vote at the annual meeting. We had approximately 21,680,111 shares of common stock outstanding on that date.

What is a quorum?

The holders of a majority of the shares of the common stock, present in person or by proxy at the annual meeting, constitute a quorum for the transaction of business. There must be a quorum for the meeting to be held.

What am I voting on?

You are being asked to elect one director to our board of directors, approve an amendment to the 1997 Non-Employee Directors’ Stock Option Plan and ratify the appointment of Deloitte & Touche LLP as our auditors for the year ending December 31, 2003. We are not aware of any other matters to be presented for action at the annual meeting.

How many votes are required to elect a director?

If a quorum is present at the annual meeting, the nominee for election as a director who receives the greatest number of votes cast for the election of directors by the shares present in person or by proxy represented at the annual meeting will be elected a director. In the election of directors, abstentions will have no effect on the outcome of the election since the affirmative vote of the holders of a specific percentage of the shares present or outstanding is not required. There is no cumulative voting as to any matter, including the election of directors.

How many votes are required to approve the amendment to the 1997 Non-Employee Directors’ Stock Option Plan?

An affirmative vote of a majority of all shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the amendment to the 1997 Non-Employee Directors’ Stock Option Plan.

How many votes are required to ratify the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ended December 31, 2003?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Deloitte & Touche LLP. Your ratification of the appointment of independent auditors is not required by our bylaws or otherwise. The board of directors is nonetheless submitting the appointment of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice.

How many votes do I have?

Each holder of record of common stock on the record date is entitled to one vote for each share held on all matters to be voted on at the annual meeting.

How will my proxy be voted?

All shares represented by proxies will be voted in accordance with the directions set forth in the proxy. If you do not provide any directions, your shares will be voted for all management proposals. We are not aware, as of the date of this proxy statement, of any matters to be voted on at the annual meeting other than as stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly presented at the annual meeting, the enclosed proxy gives discretionary authority to the persons named in the proxy to vote the shares in their best judgment.

Who counts the votes?

Computershare Trust Company, Inc., the inspector of election appointed for the meeting, will count all votes. The inspector of election will separately count affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will typically have the same effect as negative votes, except with respect to the election of directors, pursuant to which abstentions have no effect.

Can brokers vote on the proposals?

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain types of proposals are “non-discretionary,” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. Brokers will have discretion to vote on all the proposals at the annual meeting, so there will be no broker non-votes on any of the proposals.

Can I revoke my proxy?

Any person giving a proxy may revoke it at any time before it is voted. It may be revoked by filing with our corporate secretary at our principal executive office, 1800 114th Avenue S.E., Bellevue, Washington 98004, a written notice of revocation or a signed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

PROPOSAL 1:

ELECTION OF DIRECTOR

Our Amended and Restated Certificate of Incorporation and Bylaws divide the board of directors into three classes. Each class has a three-year term. Only persons elected by a majority of the remaining directors may fill vacancies on the board of directors. A director elected by the board of directors to fill a vacancy (including a vacancy created by an increase in the size of the board of directors) serves for the remainder of the full term of the class of directors in which the vacancy occurred and until his or her successor is elected and qualified.

At April 28, 2003 the board of directors was composed of seven members, divided into three classes as follows:

Term Expiring 2003:  David W. Cole

Term Expiring 2004:  Frances M. Conley, Keith D. Grinstein and Ronald B. Woodard

Term Expiring 2005:  Deborah L. Bevier, David M. Eskenazy and Robert D. Sznewajs

If elected at the 2003 annual meeting, David W. Cole would serve until the 2006 annual meeting or until his successor is elected and qualified. Each of Messrs. Grinstein, Woodard, Eskenazy and Sznewajs and Ms. Bevier will continue in office until his or her respective term expires or until his or her successor is elected and qualified. Ms. Conley tendered her resignation from the board of directors effective as of the close of business on April 28, 2003. Effective April 29, 2003, the board of directors will reduce the number of directors to six members. Consequently, at the time of the 2003 annual meeting, no vacancy will exist as a result of Ms. Conley’s resignation.

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. The person nominated for election has agreed to serve if elected and management has no reason to believe that the nominee will be unable to serve. If the nominee becomes unavailable to serve as a director, the persons named in the enclosed proxy can vote for or against the nominee in accordance with their judgment.

Nominee for election to a three-year term expiring at the 2006 Annual Meeting:

David W. Cole

David W. Cole, 55, has served as our chief executive officer and director since October 2001. Prior to joining Coinstar he served as president of The Torbitt & Castleman Company, a manufacturer of specialty food products from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands, a leading manufacturer of private label disposable diapers. Paragon Trade Brands filed for Chapter 11 Bankruptcy protection on February 16, 1998.

The board of directors recommends a vote in favor of the nominee.

Directors continuing in office until the 2004 Annual Meeting:

Keith D. Grinstein

Keith D. Grinstein, 42, has been a director of Coinstar since August 2001 and has served as its chairman since June 2002. Previously, Mr. Grinstein held a number of senior executive positions at Nextel International, Inc., a telecommunications company serving as its president from January 1996 to March 1999, its chief executive officer from January 1996 to August 1999 and a member of its board of directors from 1996 until 2002. Mr. Grinstein’s other past experience includes work at AT&T Wireless Services (formerly McCaw Communications), where he served as president and chief executive officer of the Aviation Communications Division from January 1991 to December 1995. He served as a member of the board of directors of the Ackerly Group between 2000 and 2002 and has been a director of Nextera Enterprises, Inc. since January 2000 and of

F5 Networks, Inc. since December 1999. Mr. Grinstein is currently a partner of Second Avenue Partners, a venture capital fund.

Ronald B. Woodard

Ronald B. Woodard, 60, has been a director of Coinstar since August 2001 and is chairman of Seattle-based MagnaDrive Corporation, a developer of breakthrough technology for torque transfer and speed control. Mr. Woodard co-founded MagnaDrive in April 1999 after a 32-year career with The Boeing Company where he held numerous positions including president of The Boeing Commercial Airplane Group. He currently serves on the board of directors for Atlas Air, Knowledge Anywhere, the Seattle Symphony and the University of Puget Sound.

Directors continuing in office until the 2005 Annual Meeting:

Deborah L. Bevier

Deborah L. Bevier, 51, has been a director of Coinstar since August 2002. Ms. Bevier served as president and chief executive officer of Laird Norton Financial Group and Laird Norton Trust Company, an independent financial adviser, from 1996 until 2003. She also served as chief executive officer of Wentworth, Hauser and Violich, an investment-counseling firm from 2000 until 2003. Previously, she served as chair and chief executive officer of Key Bank of Washington and Key Savings Bank from 1993 to 1996 and as a member of the board of directors of the Ackerly Group from 1998 to 2002. She currently serves on the board of directors of several organizations including Fred Hutchinson Cancer Research Center, Greater Seattle Chamber of Commerce and the YWCA.

David M. Eskenazy

David M. Eskenazy, 41, has been a director of Coinstar since August 2000. Mr. Eskenazy was involved in Coinstar as an investor prior to our initial public offering and, at that time, served in a board observer capacity on behalf of one of our largest stockholders, Hedreen Joint Venture. Mr. Eskenazy has been certified in Washington State as a CPA (inactive) since February 1988 and currently is the chair of our audit committee. He is the vice president of investments for R.C. Hedreen Co. where he has served in various accounting and finance positions since 1987.

Robert D. Sznewajs

Robert D. Sznewajs, 56, has been a director of Coinstar since August 2002. Mr. Sznewajs is president, chief executive officer and a member of the board of directors of West Coast Bancorp, a bank holding company, and has served in these capacities since January 2000. He joined U.S. Bancorp in April 1994 and served as its vice-chairman from 1997 to 1999. From February 1993 to March 1994 he served as president of the Credit Card Division of Bank of America.

BOARD COMMITTEES AND MEETINGS

During the fiscal year ended December 31, 2002 our board of directors held 12 meetings. The board of directors has an audit committee, a compensation committee and a nominating and governance committee.

Audit Committee.    The audit committee meets with our independent auditors at least quarterly, prior to releasing our quarterly results, to review the results of the auditors’ interim or annual review before they are released to the public or filed with the Securities and Exchange Commission or other regulators. The audit committee also reviews the comments as to the quality of our accounting principles and financial reporting and controls, adequacy of staff, and the results of procedures performed in connection with the audit process. The audit committee operates according to a written charter adopted by the board of directors which is attached as

Appendix A to this proxy statement. Until April 28, 2003, the audit committee was composed of four non- employee directors, David M. Eskenazy, Keith D. Grinstein, Robert D. Sznewajs and Deborah L. Bevier. The audit committee met eight times in 2002. Effective April 29, 2003, Ms. Bevier resigned from the audit committee and was appointed to Coinstar’s compensation committee to replace Ms. Conley, who resigned effective April 28, 2003. All of the members of the audit committee are independent within the meaning of Rule 4200(a)(14) of the listing standards for the National Association of Securities Dealers.

Compensation Committee.    The compensation committee makes recommendations to the board of directors concerning salaries and incentive compensation for our executive officers. In addition, the committee awards stock options to employees and consultants under our stock option plans, and performs other functions regarding compensation as delegated by the board of directors. Until April 28, 2003, the compensation committee was composed of three non-employee directors, Frances M. Conley, Keith D. Grinstein and David M. Eskenazy. The compensation committee met eight times in 2002. Ms. Bevier will replace Frances M. Conley following Ms. Conley’s resignation from the board of directors effective April 28, 2003.

Nominating and Governance Committee.    The nominating and governance committee makes recommendations to the board of directors concerning candidates for directorships and has also served as our chief executive officer search committee. The nominating and governance committee currently consists of three directors, Keith D. Grinstein, Ronald B. Woodard and Deborah L. Bevier. The nominating and governance committee met three times in 2002. The committee will consider the names and qualifications of candidates for the board of directors submitted by stockholders in accordance with the procedures referred to on page 25 of this proxy statement.

During the fiscal year ended December 31, 2002, each director, except Ms. Bevier, attended at least 75% of the aggregate number of meetings of the board of directors and of the committees on which he or she served. Ms. Bevier attended 70% of the aggregate number of such meetings.

DIRECTORS COMPENSATION

During the third quarter of 2002, our board of directors reconsidered compensation arrangements for our non-employee directors in light of heightened expectations for directors of public companies and increased commitments expected of our directors due to the board of directors’ intensified focus on good corporate governance. As a result, our board of directors approved increases to the amount of cash and option compensation payable to our non-employee directors, including incremental additional compensation for chairs of the committees of our board and for the non-employee chairman of our board to reflect increased expectations for and contributions from those persons.

Pursuant to the new director compensation arrangements approved by our board of directors in the third quarter of 2002, each non-employee director receives annual compensation of $20,000 for service on the board of directors, other than our non-employee chairman of the board, who receives annual compensation of $45,000. Each non-employee director also receives $1,000 for attending board meetings in person or $750 if attendance is by telephone. Additionally, non-employee directors receive $1,000 for attending meetings of the audit committee and $500 for attending meetings of the compensation and nominating and governance committees of which they are members. The chair of the audit committee, if not chairman of the board, receives additional annual compensation of $4,000. The chair of the compensation committee or nominating and governance committee, if not chairman of the board, receives additional annual compensation of $2,000. Directors may elect to receive this compensation in the form of cash or Coinstar common stock, which may be deferred at the election of the director.

Each non-employee director also receives stock option grants under the 1997 Non-Employee Directors’ Stock Option Plan. This plan provides for automatic initial and annual grants of options to purchase shares of our common stock to eligible non-employee directors of Coinstar. The maximum number of shares of common stock that may be issued pursuant to options granted under this plan, subject to stockholder approval, is 400,000.

During 2002, pursuant to the 1997 Non-Employee Directors’ Stock Option Plan, all non-employee directors received an automatic annual grant of 5,000 options. In addition, pursuant to the terms of the plan, upon joining the board in August 2002, Deborah L. Bevier and Robert D. Sznewajs received an automatic initial grant of 10,000 options. To effect the board’s determination in the third quarter of 2002 to increase equity compensation for non-employee directors, each of the non-employee directors received a one-time additional option grant for 2,500 shares, except our chairman, Keith D. Grinstein, who received a one-time additional grant of 7,500 options. All options granted to directors were granted at the fair market value of our common stock on the applicable grant date. The one-time additional grants, totaling 20,000 options, were made outside the 1997 Non-Employee Directors’ Stock Option Plan. In order to make permanent the increase in annual option compensation, the board of directors has approved an amendment to this plan to increase the number of options granted to non-employee directors and any non-employee chair of our board pursuant to the annual automatic grant provisions. The amendment has been submitted to the stockholders for approval at this annual meeting. (See Proposal 2.)

PROPOSAL 2:

AMENDMENT TO THE 1997 NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

The board of directors is asking the stockholders to approve the amendment of the 1997 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) to increase the size of the annual stock option grant for non-employee directors (other than any non-employee chair of the board) from 5,000 shares to 7,500 shares and to establish the size of the annual stock option grant for any non-employee chair of the board at 12,500 shares. The amended Directors’ Plan was approved by our board of directors on March 20, 2003, but will become effective only upon receipt of approval by the stockholders.

A copy of the Directors’ Plan is attached to this proxy statement as Appendix B. The following description of the Directors’ Plan is a summary and does not purport to be a complete description. See Appendix B for more detailed information.

Purpose.    The purpose of the Directors’ Plan is to provide a means by which each of our non-employee directors may purchase our common stock. By means of the Directors’ Plan, we seek to secure and retain the services of persons capable of serving as non-employee directors and to provide incentives for such persons to exert maximum efforts for our success.

Stock Subject to the Plan.    A total of 400,000 shares of common stock have been reserved for issuance under the Directors’ Plan in the form of nonqualified stock options. As of March 31, 2003 there were 152,274 shares available for the grant of new options to non-employee directors.

Administration.    Our board of directors administers the Directors’ Plan.

Eligibility.    Options may only be granted to our non-employee directors.

Non-discretionary Grants.    Each person who is elected or appointed for the first time to be a non-employee director automatically receives upon the date of his or her initial election or appointment by the board or stockholders an option to purchase 10,000 shares of our common stock (the “Initial Grant”). In addition, under the Directors’ Plan, as amended, each non-employee director (other than any non-employee chair of the board) is automatically granted an option to purchase 7,500 shares of our common stock on the date of each Annual Meting of stockholders (the “Standard Annual Grant”). Under the Directors’ Plan, as amended, if we have a non- employee chair of the board, he or she is automatically granted an option to purchase 12,500 shares of our common stock on the date of each Annual Meeting of Stockholders (the “Non-Employee Chair Annual Grant”). We currently have a non-employee chair, Mr. Grinstein.

Stock Option Grants.    Options granted under the Directors’ Plan are non-statutory stock options. The exercise price for each option may not be less than 100% of fair market value on the date of grant. For purposes of the Directors’ Plan, “fair market value” means the closing sales price for our stock as reported by the Nasdaq National Market System for a single trading day. As of March 31, 2003, the closing sales price for our common stock on the Nasdaq National Market System was $16.79 per share.

The term of each option commences on the date it is granted and, unless sooner terminated, expires 10 years from the date of grant. If the optionee’s service as a non-employee director terminates for any reason, the option terminates on the earlier of the 10-year anniversary of the date of grant or the date 12 months following the date of termination of service. In any and all circumstances, an option may be exercised following termination of the optionee’s service as a director only as to that number of shares as to which it was exercisable on the date of termination of such service.

The non-employee director may elect to make payment of the exercise price with cash at the time of exercise or by delivery of shares of our common stock already owned by the non-employee director, held for the period required to avoid a charge to our reported earnings. Notwithstanding the foregoing, the option may also be exercised pursuant to a broker assisted cashless exercise, to the extent permitted under applicable law.

Transferability.    The option is not transferable except by will or by the laws of descent and distribution, and is exercisable during the lifetime of the non-employee director only by him or her or by his or her guardian or legal representative, unless otherwise specified in the option, in which case the option may be transferred upon such terms and conditions as are set forth in the option, including (without limitation) pursuant to a domestic relations order. Notwithstanding the foregoing, the non-employee director may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the non-employee director, will thereafter be entitled to exercise the option.

Vesting.    Options granted pursuant to the Directors’ Plan vest and become exercisable as follows:

•	Each Initial Grant is fully vested and exercisable at all times; and

•	Each Standard Annual Grant and each Non-Employee Chair Annual Grant vests and becomes exercisable in equal monthly installments over the period from the date of grant until the anniversary of the date of grant, at which time it is fully vested.

Adjustments Upon Changes in Stock.    If any change is made in the stock subject to the Directors’ Plan, or subject to any option granted under the Directors’ Plan, without the receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), the Directors’ Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Directors’ Plan, and the outstanding options will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding options.

Change of Control.    In the event of: (1) a merger or consolidation in which we are not the surviving corporation; (2) a reverse merger in which we are the surviving corporation but our shares of common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (3) any other capital reorganization in which more than 50% of our shares entitled to vote are exchanged, the vesting of options outstanding under the Directors’ Plan shall accelerate such that each option may be exercised with respect to 100% of the shares, and the options will terminate if not exercised prior to such event.

Amendment of the Plan.    The board at any time, and from time to time, may amend the Directors’ Plan. Except for adjustments upon changes in stock, no amendment will be effective unless approved by our stockholders to the extent that stockholder approval is necessary for the Directors’ Plan to satisfy any Nasdaq or securities exchange listing requirements. Rights and obligations under any option granted before any amendment of the Directors’ Plan will not be altered or impaired by such amendment unless (i) we request the consent of the person to whom the option was granted and (ii) such person consents in writing.

Termination or Suspension of the Plan.    The board may suspend or terminate the Directors’ Plan at any time. Unless sooner terminated, the Directors’ Plan shall terminate on the 10th anniversary of its adoption by the board or March 28, 2007. No options may be granted under the Directors’ Plan while it is suspended or after it is terminated.

Federal Income Tax Consequences.    The following is a summary of the material United States federal income tax consequences to us and to participants in the Directors’ Plan. The summary is based on the Code and the United States Treasury regulations promulgated thereunder in effect as of the date of the proxy statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the Directors’ Plan. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income tax or other tax consequences of their participation in the Directors’ Plan.

Nonqualified Stock Options.    Generally, the grant of a nonqualified stock option will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option. Subject to certain limitations, we generally will be entitled to a corresponding business expense deduction equal to the ordinary income recognized by the participant.

Upon disposition of the stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending upon how long the stock was held.

The board of directors recommends a vote in favor of the 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The board of directors has selected Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2003 and has further directed that management submit the appointment of independent auditors for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited our financial statements since our inception in 1991. Representatives of Deloitte & Touche LLP are expected to attend the annual meeting. They will have an opportunity to make a statement, if they choose, and will be available to respond to appropriate questions.

Your ratification of the appointment of Deloitte & Touche LLP as our independent auditors is not required by our bylaws or otherwise. The board of directors nonetheless is submitting the appointment of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If you fail to ratify the appointment, the audit committee will reconsider whether to retain them. Even if the appointment is ratified, the audit committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of Coinstar and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the appointment of Deloitte & Touche LLP.

The board of directors recommends a vote in favor of the ratification of the appointment of Deloitte & Touche LLP as our independent auditors.

REPORT OF THE AUDIT COMMITTEE

Review with Management and Independent Accountants.    The audit committee has met and held discussions with management and the independent auditors regarding our financial statements. The audit committee has reviewed and discussed with management and the independent auditors our audited consolidated financial statements as of and for the fiscal year ended December 31, 2002 and the independent report thereon. Management represented to the audit committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America.

The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statement on Auditing Standards, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. The audit committee also received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the independent auditors the auditors’ independence.

Summary.    Based on the reviews and discussions with management and the independent auditors referred to above, the audit committee recommended to the board of directors that our consolidated audited financial statements referred to above be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

In connection with its review of our consolidated audited financial statements for the fiscal year ended December 31, 2002, the audit committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report and discussions with the independent auditors. This report is submitted over the names of the members of the audit committee.

The Audit Committee

David M. Eskenazy, Chair

Deborah L. Bevier

Keith D. Grinstein

Robert D. Sznewajs

AUDIT AND RELATED FEES

Audit Fees.    The aggregate fees billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”), for professional services rendered for the audit of our annual financial statements for the fiscal year ended December 31, 2002 and for the reviews of the financial statements included in our Quarterly Reports on Form 10-Q for that fiscal year were $166,589.

Financial Information Systems Design and Implementation Fees.    There were no fees billed by Deloitte for professional services rendered for information technology services relating to financial information systems design and implementation for the fiscal year ended December 31, 2002.

All Other Fees.    The aggregate fees billed by Deloitte for services rendered to us, other than the services described above under “Audit Fees” for the fiscal year ended December 31, 2002 were $280,690, of which $211,846 related to tax services.

The audit committee has considered, and believes that, the non-audit services provided by Deloitte as described above are compatible with maintaining Deloitte’s independence as our principal accountants.

EXECUTIVE AND CORPORATE OFFICERS

The following table sets forth the name, age and position of our executive officers as of March 31, 2003:

Name	Age	Position
David W. Cole	55	Chief Executive Officer
Richard P. Stillman	48	Chief Operating Officer
Michael L. Doran	53	Senior Vice President of Systems Technology
William W. Booth	47	Senior Vice President of Retail Development
Richard C. Deck	33	Chief Accounting Officer
Donald R. Rench	36	Vice President, General Counsel and Corporate Secretary
John P. Reilly	38	Vice President of Coin Services
Randy S. Overturf	44	Vice President of Field Operations
Alexander C. Camara	38	Vice President of UK Operations

The following table sets forth the name, age and position of our other corporate officers as of March 31, 2003:

Gretchen J. Marks	42	Vice President of Marketing
Sara L. White	53	Vice President of Human Resources
Peter D. Rowan	36	Vice President of New Business Innovations

David W. Cole has served as our chief executive officer and director since October 2001. Prior to joining Coinstar he served as president of The Torbitt & Castleman Company, a manufacturer of specialty food products from December 1999 through February 2001. From November 1993 through December 1999, he served as president of Paragon Trade Brands, a leading manufacturer of private label disposable diapers. Paragon Trade Brands filed for Chapter 11 Bankruptcy protection on February 16, 1998.

Richard P. Stillman has served as our chief operating officer since September 2000. He served as our vice president of marketing from September 1999 through August 2000. From April through August 1999, Mr. Stillman served as head of marketing at Onvia.com, a business-to-business e-services company. From August 1996 through January 1999, he co-founded and served as vice president of sales and marketing for Originet, Inc., a start-up technology company providing digital multi-media interactive systems to large retailers.

Michael L. Doran has served as our senior vice president of systems technology since September 2000. He served as our vice president of software technology from September 1998 through August 2000 and as our director of information systems from August 1996 through September 1998. Prior to that, Mr. Doran served as senior manager of application services for Snohomish Public Utility District where he directed automation planning and application development.

William W. Booth has served as our senior vice president of retail development since September 2000. He served as our vice president of retail development from December 1998 through August 2000 and as our director of retail development from April 1995 through December 1998. Prior to that, Mr. Booth served as senior director of retail marketing services for Catalina Marketing Corporation, a consumer marketing company.

Richard C. Deck has served as our chief accounting officer since March 2001 and as our corporate controller and treasurer since December 2000. From October 1996 to September 2000, Mr. Deck served as the corporate controller of Concur Technologies, Inc., a software and service provider of expense management solutions. Prior to that, Mr. Deck was a senior financial analyst at Physio-Control International Corporation, a manufacturer and distributor of cardiac defibrillators. Mr. Deck is a certified public accountant (inactive).

Donald R. Rench has served as our vice president and general counsel since August 2002 and corporate secretary since March 2002. Mr. Rench served as our corporate counsel from March 2000 through August 2002.

From October 1997 through March 2000, Mr. Rench served as corporate counsel for NetManage, Inc., formerly Wall Data, Inc. Prior to that, Mr. Rench was an attorney in private practice in Cincinnati, Ohio.

John P. Reilly has served as our vice president of coin services since September 2000. He served as our director of coin services from September 1998 through August 2000 and as our manager of coin services from March 1996 through September 1998. Prior to that, Mr. Reilly served as an account executive for General Electric Capital Corporation.

Randy S. Overturf has served as our vice president of field operations since November 2001 and as our director of field service since June 1999. Prior to that, Mr. Overturf was our national field service manager since joining Coinstar in July 1995.

Alexander C. Camara has served as our vice president of UK operations since March 2002 and our general manager of Coinstar International’s subsidiary, Coinstar Limited, in the United Kingdom since September 1999. From 1982 to 1999, Mr. Camara served in various senior retail and strategic positions at Sainsbury Supermarkets Ltd., a leading retailer based in the United Kingdom with operations also located in the United States.

Gretchen J. Marks has served as our vice president of marketing since November 2001, as our director of marketing from November 2000 through October 2001 and as our product manager from November 1999 to October 2000. From November 1997 through October 1999, Ms. Marks attended Columbia University where she received her masters degree in organizational psychology while working on various marketing consulting projects. Prior to that, Ms. Marks worked at Nabisco, Inc. as director of customer marketing.

Sara L. White has served as our vice president of human resources since March 2002, our director of organizational development and training from July 2001 through February 2002 and our manager of organizational development and training from October 1998 through June 2001. Prior to that, Ms. White served as our coin operations manager since joining Coinstar in January 1997.

Peter D. Rowan has served as our vice president of new business innovations since February 2003 and as our senior director of new business innovations from December 2001 through January 2003. Prior to joining Coinstar, Mr. Rowan provided venture consulting to various early-stage technology companies under the name Interactive Strategy Group. From July 1999 through April 2001, Mr. Rowan was president of T3 Media, Inc. and also served as their vice president of business development from May 1998 through July 1999. Prior to that he was a director for GP Strategies Corp.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of common stock beneficially owned as of March 31, 2003 (except as otherwise noted) by: (i) each director; (ii) each of the Named Executive Officers listed in the Summary Compensation Table on page 14; (iii) the executive officers and directors of Coinstar as a group; and (iv) all those known by us to be beneficial owners of more than 5% of our outstanding common stock. The mailing address for each director and officer listed below is: c/o Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, WA 98004.

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percent of Outstanding Shares
Snyder Capital Management, L.P.(2)	1,921,750	8.9%
Snyder Capital Management, Inc.
350 California Street, Suite 1460
San Francisco, CA 94104

Hedreen Joint Venture(3)	1,706,846	7.9%
P.O. Box 9006
Seattle, WA 98109

Barclays Global Investors, NA(4)	1,660,856	7.7%
45 Fremont Street
San Francisco, CA 94105

RS Investment Management Co. LLC(5)	1,567,650	7.2%
388 Market Street, Suite 1700
San Francisco, CA 94111

RS Investment Management L.P.(6)	1,523,000	7.0%
388 Market Street, Suite 1700
San Francisco, CA 94111

David W. Cole(7)	85,434	*

Richard P. Stillman(8)	122,893	*

Diane L. Renihan(9)	33,390	*

Michael L. Doran(10)	56,130	*

William W. Booth(11)	30,939	*

Deborah L. Bevier(12)	16,934	*

Frances M. Conley(13)	75,596	*

David M. Eskenazy(14)	39,361	*

Keith D. Grinstein(15)	25,375	*

Robert D. Sznewajs(16)	18,335	*

Ronald B. Woodard(17)	21,627	*

All directors, director nominees and executive officers as a group (16 persons)	660,373	3.0%

*	Represents beneficial ownership of less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options or warrants held by that person that are currently exercisable or will become exercisable within 60 days of March 31, 2003 are deemed outstanding. These option shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person (unless otherwise assumed to be outstanding). Except as indicated by footnote, and subject to marital community property laws where applicable, we believe that the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. As of March 31, 2003, we had 21,677,211 shares of common stock outstanding.

(2)	Beneficial ownership of shares as reported on Form 13G filed with the Securities and Exchange Commission on February 14, 2003. Snyder Capital Management, L.P. and Snyder Capital Management, Inc. share voting power over all 1,921,750 shares, 1,706,846 shares of which are subject to shared dispositive power by Snyder Capital Management, L.P. and Snyder Capital Management, Inc.

(3)	Beneficial ownership of shares as reported on Questionnaire for 5% Stockholders signed by Hedreen Joint Venture on March 25, 2002. Represents 1,706,846 shares that Richard C. Hedreen and Hedreen Joint Venture are deemed to beneficially own pursuant to an operating agreement whereby certain venturers combined their brokerage accounts for certain dispositive purposes. Mr. Hedreen has sole voting power over 815,542 shares and Hedreen Joint Venture does not have the power to vote any of the shares.

(4)	Beneficial ownership of shares as reported on Form 13G filed with the Securities and Exchange Commission on February 12, 2003 represents 1,530,549 shares over which Barclays Global Investors, NA has sole dispositive power and 130,307 over which Barclays Global Fund Advisors have sole voting power.

(5)	Beneficial ownership of shares as of December 31, 2002 as reported on Form 13G filed with the Securities and Exchange Commission on February 14, 2003.

(6)	Beneficial ownership of shares as of December 31, 2002 as reported on Form 13G filed with the Securities and Exchange Commission on February 14, 2003.

(7)	Includes 79,167 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(8)	Includes 122,626 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(9)	Includes 33,120 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003. Ms. Renihan resigned from Coinstar effective February 28, 2003.

(10)	Includes 44,609 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(11)	Includes 12,916 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(12)	Includes 15,625 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(13)	Includes 20,625 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(14)	Includes 25,625 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(15)	Includes 24,375 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(16)	Includes 16,980 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

(17)	Includes 20,625 shares issuable upon the exercise of options exercisable within 60 days of March 31, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10% of a registered class of our equity securities, to report their stock holdings and transactions to the Securities and Exchange Commission.

To our knowledge, based on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2002, we were in compliance with all other Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners except as noted.

Deborah L. Bevier and Robert D. Sznewajs inadvertently did not timely file Forms 4 relating to stock received as director compensation on September 30, 2002. Ms. Bevier and Mr. Sznewajs each subsequently filed the required report on December 17, 2002.

The following persons inadvertently did not timely file Forms 4 relating to stock options granted on December 19, 2002: William W. Booth, Alexander C. Camara, Richard C. Deck, Michael L. Doran, Gretchen J. Marks, Randy S. Overturf, John P. Reilly, Donald R. Rench and Sara L. White. They each subsequently filed the required report on January 14, 2003.

David W. Cole and Richard P. Stillman inadvertently did not timely file Forms 4 relating to stock options granted on December 20, 2002. Mr. Cole and Mr. Stillman each subsequently filed the required report on January 14, 2003.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2002, 2001 and 2000, compensation awarded or paid to, or earned by, our chief executive officer and the other four most highly compensated executive officers at December 31, 2002 (the “Named Executive Officers”):

Summary Compensation Table(1)

	Year	Annual Compensation		Long-Term Compensation Awards	All Other Compensation
Name and Principal Position		Salary	Bonus	Securities Underlying Options
David W. Cole(2) Chief Executive Officer and Director	2002 2001	$275,000 63,638	$217,250 —	65,000 200,000	$98,019 11,266

Richard P. Stillman(3) Chief Operating Officer	2002 2001 2000	220,500 210,000 158,958	139,356 177,450 19,540	40,500 70,000 95,000	2,481 — —

Diane L. Renihan(4) Chief Financial Officer	2002 2001 2000	177,650 170,000 119,253	98,240 153,650 10,730	— 45,000 70,000	6,323 4,314 3,059

Michael L. Doran(5) Senior Vice President of Systems Technology	2002 2001 2000	160,000 150,000 136,250	75,840 63,750 10,570	16,250 30,000 40,000	8,783 4,817 1,033

William W. Booth(6) Senior Vice President of Retail Development	2002 2001 2000	140,000 135,000 125,625	90,300 86,535 44,930	13,000 15,000 25,000	6,961 2,192 —

(1)	As permitted by rules established by the Securities and Exchange Commission, no amounts are shown with respect to certain perquisites where such amounts do not exceed the lesser of 10% of the sum of the amount in the salary and bonus columns or $50,000.

(2)	Mr. Cole was hired as our chief executive officer in October 2001. Mr. Cole’s 2002 bonus was paid in February 2003, but was earned in 2002 for performance during 2002. Mr. Cole’s 2001 option to purchase 200,000 shares of our common stock was granted outside the Coinstar 1997 Equity Incentive Plan but is subject to the terms and conditions of this plan. The amount set forth under “All Other Compensation” consists of (i) company contributions to Coinstar’s 401(k) plan in the amount of $9,990 in 2002, and (ii) payments received for moving expenses pursuant to Mr. Cole’s employment agreement in the amount of $88,029 in 2002 and $11,266 in 2001.

(3)	Mr. Stillman was hired as our vice president of marketing in September 1999 and was promoted to chief operating officer in September 2000. Mr. Stillman’s 2002 bonus was paid in February 2003, but was earned in 2002 for performance during 2002. Of Mr. Stillman’s 2001 bonus, $124,950 was paid in February 2002, but was earned in 2001 for performance during 2001 and $52,500 was paid in 2001 as a stay bonus under his employment agreement. Mr. Stillman’s 2000 bonus was paid in February 2001, but was earned in 2000 for performance during 2000. The amount set forth under “All Other Compensation” consists of company contributions to Coinstar’s 401(k) plan in the amount of $2,481 in 2002.

(4)	Ms. Renihan served as our chief accounting officer from February 2000 through September 2000. In September 2000, Ms. Renihan was promoted to chief financial officer. Ms. Renihan’s 2002 bonus was paid in February 2003, but was earned in 2002 for performance during 2002. Of Ms. Renihan’s 2001 bonus, $101,150 was paid in February 2002, but was earned in 2001 for performance during 2001, $42,500 was paid in 2001 as a stay bonus under her employment agreement and $10,000 was awarded in 2001 as a performance bonus. Ms. Renihan’s 2000 bonus was paid in February 2001, but was earned in 2000 for performance during 2000. Ms. Renihan resigned from her position as chief financial officer effective February 28, 2003. Please see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” for a description of Ms. Renihan’s separation agreement. The amount set forth under “All Other Compensation” consists of company contributions to Coinstar’s 401(k) plan in the amount of $6,323 in 2002, $4,314 in 2001 and $3,059 in 2000.

(5)	Mr. Doran has served as our senior vice president of systems technology since September 2000. He served as our vice president of software technology from September 1998 through August 2000. Mr. Doran’s 2002 bonus was paid in February 2003, but was earned in 2002 for performance during 2002. Mr. Doran’s 2001 bonus was paid in February 2002, but was earned in 2001 for performance during 2001. Mr. Doran’s 2000 bonus was paid in February 2001, but was earned in 2000 for performance during 2000. The amount set forth under “All Other Compensation” consists of company contributions to Coinstar’s 401(k) plan in the amount of $8,783 in 2002, $4,817 in 2001 and $1,033 in 2000.

(6)	Mr. Booth has served as our senior vice president of retail development since September 2000. He served as our vice president of retail development from December 1998 through August 2000 and as our director of retail development from April 1995 through December 1998. Mr. Booth’s 2002 bonus was paid in February 2003, but was earned in 2002 for performance during 2002. His 2001 bonus was paid in February 2002, but was earned in 2001 for performance during 2001. His 2000 bonus was paid in February 2001, but was earned in 2000 for performance during 2000. The amount set forth under “All Other Compensation” consists of company contributions to Coinstar’s 401(k) plan in the amount of $6,961 in 2002 and $2,192 in 2001.

Stock Option Grants and Exercises

The following tables show, for the fiscal year ended December 31, 2002, certain information regarding options granted to, exercised by, and held at year-end by the Named Executive Officers.

Option Grants in Last Fiscal Year

	Number of Securities Underlying Options Granted(1)	Percent of Total Options Granted in Fiscal 2002(2)	Exercise Price ($/Share)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name					5%($)	10%($)
David W. Cole	65,000	13.4%	$23.22	12/20/12	$949,191	$2,405,436
Richard P. Stillman	40,500	8.4%	$23.22	12/20/12	591,419	1,498,771
Diane L. Renihan(4)	—	—	—	—	—	—
Michael L. Doran	16,250	3.4%	$22.60	12/19/12	230,962	585,302
William W. Booth	13,000	2.7%	$22.60	12/19/12	184,769	468,242

(1)	The per share exercise price is the fair market value of Coinstar common stock on the date of grant, and the term of the options is ten years, subject to earlier termination in the event of termination of employment. Options generally vest over four years with 25% vesting after the first year and an additional 2.08333% of the shares vesting upon completion of each full month thereafter. The options may be accelerated in the event of specified types of corporate reorganizations. The exercise price may be paid either in cash or at the discretion of the plan administrator by delivery of other Coinstar common stock owned for six months, pursuant to a deferred payment arrangement or in any other form of legal consideration acceptable to the plan administrator.

(2)	Based on an aggregate of 484,265 shares subject to options granted to our employees in the fiscal year ended December 31, 2002, including the Named Executive Officers.

(3)	The potential realizable value calculated based on the term of the option at the time of grant (10 years). Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent a prediction of our stock price performance. Actual gains, if any, are dependent on the actual future performance of our common stock, and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4)	Ms. Renihan resigned from her position as chief financial officer effective February 28, 2003. Please see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” for a description of Ms. Renihan’s separation agreement.

Aggregated Option Exercises in Last Fiscal Year and Year-end Option Values

	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002(2)
Name			Exerciseable	Unexerciseable	Exerciseable	Unexercisable
David W. Cole	—	$—	58,333	206,667	$82,250	$199,750
Richard P. Stillman	18,000	344,540	99,188	148,312	620,041	521,649
Diane L. Renihan(3)	23,500	395,044	27,911	68,125	147,118	344,944
Michael L. Doran	50,208	996,453	34,734	63,208	303,290	219,960
William W. Booth	81,476	1,772,201	6,499	40,625	30,876	157,842

(1)	Based on the difference between the fair market value on the date of exercise and the exercise price.

(2)	Based on the difference between the fair market value on December 31, 2002 ($22.65 per share) and the exercise price.

(3)	Ms. Renihan resigned from her position as chief financial officer effective February 28, 2003. Please see “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” for a description of Ms. Renihan’s separation agreement.

Equity Compensation Plan Information

The following table provides information as of December 31, 2002 about the number of shares of Coinstar’s common stock that may be issued upon the exercise of outstanding stock options under our currently existing equity compensation plans and the number of shares remaining available for future issuance. Our stockholder approved equity compensation plans consist of our 1997 Equity Incentive Plan, our 1997 Non-Employee Directors’ Stock Option Plan, and our Employee Stock Purchase Plan, as amended. Our non-stockholder approved equity compensation plans consist of our 2000 Equity Incentive Plan and an individual arrangement made outside our 1997 Equity Incentive Plan, but subject to the terms of such plan, with our chief executive officer in connection with his employment. In addition, in 2002, we granted each of our non-employee directors, other than our chairman, 2,500 options outside the 1997 Non-Employee Directors’ Stock Option Plan and we granted our chairman 7,500 options outside such plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,804,681		$16.33	1,011,007	(1)
Equity compensation plans not approved by security holders	887,373	(2)	$21.15	21,024

Total	2,692,054		$17.91	1,032,031

(1)	Of these shares, there were 247,838 shares issuable in connection with our Employee Stock Purchase Plan as of December 31, 2002.

(2)	This number includes the non-plan grant to our chief executive officer pursuant to his grant agreement described below to purchase 200,000 shares of common stock and the non-plan grants totaling 20,000 options made in the third quarter of 2002 to our non-employee directors pursuant to grant agreements described below.

Description of Non-Stockholder Approved Equity Arrangements

2000 Equity Incentive Plan.    On December 14, 2000, our board of directors approved our 2000 Equity Incentive Plan (the “2000 Plan”).

Purpose. The purpose of the 2000 Plan is (i) to attract and retain the best available personnel; (ii) to provide additional incentives to our employees and consultants; and (iii) to promote the success of our business.

Stock Subject to the Plan.    Subject to adjustment for stock splits, a maximum of 770,000 shares are available for issuance under the 2000 Plan. The shares issued under the 2000 Plan are from authorized but unissued shares of our common stock or from shares subsequently acquired as treasury shares. As of March 31, 2003, there are 7,411 shares available for grant under the 2000 Plan.

Administration.    The 2000 Plan may be administered by our board of directors or any board-appointed committee (the “plan administrator”). The board has delegated the duties of plan administrator to the compensation committee who has further delegated limited authority to an executive officer who is also a board member. The plan administrator, subject to the terms of the 2000 Plan, selects the individuals to receive awards, determines the terms and conditions of all awards and interprets the provisions of the 2000 Plan. The plan administrator is also authorized to make such rules and regulations as it deems necessary to administer the 2000 Plan. The plan administrator’s decisions, determinations and interpretations are binding on all holders of awards granted under the 2000 Plan.

Awards.    The plan administrator is authorized to grant non-statutory stock options and stock awards under the 2000 Plan. Awards may consist of one or more of these grant types.

Eligibility.    Awards may be granted to our employees, consultants and directors and to the employees, consultants and directors of any parent or subsidiary of Coinstar. Option grants to non-employee directors are made out of our 1997 Non-Employee Directors’ Stock Option Plan.

Stock Option Grants.    Options granted under the 2000 Plan may only be non-statutory stock options. The exercise price for each option is determined by the plan administrator but may not be granted at less than 85% of fair market value. For purposes of the 2000 Plan, “fair market value” means the closing sales price for our stock as reported by the Nasdaq National Market for a single trading day. As of March 31, 2003, the closing sales price for our common stock on the Nasdaq National Market System was $16.79 per share.

The exercise price for shares purchased under an option must be paid in a form acceptable to the plan administrator, which forms may include cash or check, or at the discretion of the plan administrator, by delivery of other Coinstar already-owned common stock, a broker-assisted cashless exercise, or such other consideration as the plan administrator may permit, including a promissory note that is structured as necessary to avoid charges to earnings.

Unless the plan administrator determines otherwise, the term of each option will be ten years from the date of grant. Each option will vest and become exercisable by the holder based on a vesting schedule set forth in the individual optionee’s grant notice. Options generally vest 25% one year from the date of grant and at a rate of 2.08333% each month thereafter with full vesting occurring four years from the date of grant. Unless the plan administrator determines otherwise, options vested as of the date of termination of the optionee’s employment or service relationship with Coinstar by reason of death or disability generally will be exercisable for one year after the date of termination unless the option term expires as of an earlier date. In the event of termination for a reason other than death or disability, the option will be exercisable for a period of 90 days from the date of termination. A transfer of employment or service relationship between us, our subsidiaries and any parent of Coinstar may not be deemed a termination for purposes of the 2000 Plan in the plan administrator’s discretion.

Subject to adjustment from time to time as provided in the 2000 Plan, not more than an aggregate of 100,000 shares are available for issuance pursuant to grants of stock awards under the 2000 Plan. The plan administrator is authorized to make awards of common stock or awards denominated in units of common stock on such terms and conditions and subject to such restrictions, if any (which may be based on continuous service with us or the achievement of performance goals related to profits, profit growth, profit-related return ratios, cash flow or total stockholder return, where such goals may be stated in absolute terms or relative to comparison companies), as the plan administrator may determine, in its sole discretion, which terms, conditions and restrictions will be set forth in the instrument evidencing the award. The terms, conditions and restrictions that the plan administrator will have the power to determine will include, without limitation, the manner in which shares subject to stock awards are held during the periods they are subject to restrictions and the circumstances under which forfeiture of the stock award will occur by reason of termination of the participant’s employment or service relationship.

Transferability.    A non-statutory stock option may be transferred to the extent provided in the option agreement, provided that if the option agreement does not expressly permit the transfer of a non-statutory stock option, the non-statutory stock option shall not be transferable except by will, by the laws of descent and distribution or pursuant to a domestic relations order and will be exercisable during the lifetime of the person to whom the option is granted only by such person or any transferee pursuant to a domestic relations order. Notwithstanding the foregoing, the person to whom the option is granted may, by delivering written notice to us, in a form satisfactory to us, designate a third party who, in the event of the death of the optionee, is thereafter entitled to exercise the option.

Adjustment of Shares.    If any change is made in the stock subject to the 2000 Plan, or subject to any award, without the receipt of consideration by us (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by us), the 2000 Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the 2000 Plan and the maximum number of shares subject to award to any person during any calendar year pursuant to the 2000 Plan, and the outstanding stock will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding awards.

Change of Control.    The 2000 Plan currently provides that in the event of: (1) a dissolution, liquidation or sale of substantially all of the assets of our company; (2) a merger or consolidation in which we are not the surviving corporation; or (3) a reverse merger in which we are the surviving corporation but the shares of our common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, then to the extent permitted by applicable law (a “Company Transaction”): (i) any surviving corporation or a parent of such surviving corporation shall assume any vested or unvested awards outstanding under the 2000 Plan or will substitute similar awards for those outstanding under the 2000 Plan, or (ii) such awards will continue in full force and effect. Except as otherwise provided in the option agreement, any such awards that are assumed or replaced in a connection with a Company Transaction and do not otherwise accelerate at that time will automatically become fully vested and exercisable with respect to 50% of the unvested portion of the stock award (the forfeiture or repurchase provisions to which such awards may be subject shall lapse to the same extent) in the event that the participant’s employment or service relationship with the successor company should terminate (i) in connection with a Company Transaction or (ii) subsequently within one year following such Company Transaction, unless such employment or service relationship is terminated by the successor company for “cause” or by the participant voluntarily without “good reason,” as defined in the 2000 Plan. In the event that any surviving corporation or its parent refuses to assume or continue such awards or to substitute similar awards for those outstanding under the 2000 Plan, then, with respect to awards held by persons then performing services as employees, directors or consultants, the time during which such awards may be exercised will be accelerated.

The 2000 Plan was amended by the board of directors in June 2002 to allow the plan administrator, in its sole discretion, to do one or more of the following in the event of a merger, reorganization or sale of substantially all of the assets of the Company: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the board of directors at the time of the event. The plan administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

Termination and Amendment.    The board of directors may at any time suspend, alter or terminate the 2000 Plan, and may amend the plan subject to stockholder approval to the extent necessary to comply with applicable laws. The 2000 Plan will terminate on March 28, 2007, unless earlier terminated by the board. No amendment, alteration, termination or suspension of the plan may impair the rights of holders of outstanding awards without the holder’s written consent.

Federal Income Tax Consequences.    The following is a summary of the material United States federal income tax consequences to us and to participants in the 2000 Plan. The summary is based on the Code and the United States Treasury regulations promulgated thereunder in effect as of the date of the proxy statement, all of which may change with retroactive effect. The summary is not intended to be a complete analysis or discussion of all potential tax consequences that may be important to participants in the 2000 Plan. Therefore, we strongly encourage participants to consult their own tax advisors as to the specific federal income tax or other tax consequences of their participation in the 2000 Plan.

Nonqualified Stock Options.    Generally, the grant of a nonqualified stock option will not result in any federal income tax consequences to the participant or to us. Upon exercise of a nonqualified stock option, the participant generally will recognize ordinary income equal to the excess of the fair market value of the stock on the date of exercise over the amount paid for the stock upon exercise of the option. Subject to certain limitations, we generally will be entitled to a corresponding business expense deduction equal to the ordinary income recognized by the participant.

Upon disposition of the stock, the participant will recognize capital gain or loss equal to the difference between the amount realized on the disposition of such stock over the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option. Such capital gain or loss will be characterized as short-term or long-term, depending upon how long the stock was held.

Non-plan Grants.    In October 2001, in connection with his joining Coinstar as our chief executive officer, we entered into an employment agreement with David W. Cole that provided, among other things, for the issuance of an option to purchase 200,000 shares of our common stock. The option is evidenced by a stock option agreement that was not approved by the stockholders. The option agreement provides for the grant of a nonqualified stock option to purchase 200,000 shares of our common stock with an exercise price equal to the fair market value of our common stock on the date of grant which was $21.24. The option vests 25% on the anniversary of the date of grant, with additional vesting occurring 2.08333% per month thereafter until fully vested four years from the date of grant. The option was granted outside the 1997 Equity Incentive Plan, but except as otherwise specified in the agreement evidencing this grant is subject to the terms of that plan.

In September 2002, we granted each of our non-employee directors, other than our chairman, options to purchase 2,500 shares. We granted our non-employee chairman options to purchase 7,500 shares. Each of these option grants to non-employee directors is evidence by a stock option agreement that was not approved by the stockholders. These option agreements provide for the grant of a nonqualified stock option with an exercise price equal to the fair market value on the date of grant, which was $27.60. The option vests at the rate of 8.333% of the total grant for each month of continuous service from the date of grant, until fully vested one year from the date of grant. Each of these options was granted outside the 1997 Non-Employee Directors’ Stock Option Plan, but except as otherwise specified in the agreement evidencing the grant is subject to the terms of that plan.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

Employment Agreement.    In October 2001, we entered into an employment agreement and a change of control agreement with our chief executive officer, David W. Cole. Under the employment agreement, we agreed to pay Mr. Cole a specified annual base salary and an annual cash bonus if he meets certain performance targets applicable to the bonus. In addition, we agreed to issue him options to purchase 200,000 shares of our common stock. The agreement also provides for benefits to Mr. Cole if he is terminated without “cause” before December 31, 2003. These benefits include: (i) termination payments equal to 12 months annual base salary, and (ii) any unpaid annual base salary that has accrued for services already performed as of the date of termination.

Under the change of control agreement, if a change of control occurs during the period beginning on the date of the agreement and ending on the date two years following notice from us that we intend to terminate the agreement, then Mr. Cole is eligible to receive the following benefits if we terminate his employment other than for “cause” or if Mr. Cole terminates his employment for “good reason”:

•	his annual base salary through the date of termination;

•	the product of (i) his annual bonus with respect to the fiscal year in which the date of termination occurs and (ii) a fraction, the numerator of which is the number of days in the current fiscal year through the date of termination, and the denominator of which is 365;

•	any compensation previously deferred; and

•	an amount as separation pay equal to his annual base salary.

Separation Agreement.    In February 2003, we entered into a separation agreement with Diane L. Renihan. The agreement provides certain benefits as of February 28, 2003, the effective date of Ms. Renihan’s resignation as chief financial officer of Coinstar. Such benefits include aggregate severance pay of $315,000 and certain outplacement, legal and tax planning services. The agreement prohibits Ms. Renihan from engaging in certain competitive activities during a 12 month period following her resignation.

Change of Control Provisions in the Company’s Equity Incentive and Stock Option Plans.    The Company’s 1997 Equity Incentive Plan provides that the plan administrator retains the discretion to do one or more of the following in the event of a merger, reorganization or sale of substantially all of the assets: (i) arrange to have the surviving or successor entity or any parent entity thereof assume the options or grant replacement options with appropriate adjustments in the options prices and adjustments in the number and kind of securities issuable upon exercise; (ii) shorten the period during which options are exercisable; (iii) accelerate any vesting schedule to which an option is subject; or (iv) cancel vested options in exchange for cash payment upon such terms and conditions as determined by the board of directors at the time of the event. The plan administrator may also provide for one or more of the foregoing alternatives in any particular option agreement.

The Company’s 1997 Non-Employee Directors’ Stock Option Plan contains certain provisions relating to a change in control of the Company. A description of these provisions is contained in Proposal 2 under the subheading “Change of Control” on page 7 of this proxy statement.

The Company’s 2000 Equity Incentive Plan contains certain provisions relating to a change in control of the Company. A description of these provisions is contained in the section “Description of Non-Stockholder Approved Equity Arrangements” under the subheading “Change of Control” on page 19 of this proxy statement.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF

DIRECTORS ON EXECUTIVE COMPENSATION

Compensation Committee Report

The compensation committee of the board of directors is composed of three outside directors who are not our employees and are free of any relationship that would interfere with their exercise of independent judgment. The committee is responsible for setting and administering the policies that govern executive compensation and employee stock option grants and provides the following report to stockholders describing compensation policies applicable to our executive officers for the fiscal year ending December 31, 2002. Executive officers who are also directors did not participate in decisions regarding their own compensation.

Philosophy

Our executive compensation program is designed to attract, retain and motivate the talent we need to achieve our aggressive business goals and to increase stockholder value. A significant portion of executive compensation is linked to key measures of corporate performance as defined annually in our business plan. Additionally, through the long-term incentive program, executives earn a significant portion of their compensation through option grants that increase in value as our stock increases in value. The goal of this compensation plan is to align executive pay with increased value for stockholders.

We take a “total compensation” approach, evaluating the competitiveness of each executive compensation package based on all components of compensation: base salary, bonus pay (short-term incentive program), stock options (long-term incentive program), and benefits. In 2002, we retained an independent consultant to assist in the review of our pay practices, including executive pay. As in previous years, the consultant made recommendations for market-driven adjustments to base pay.

The following is a discussion of each of the elements of our executive compensation program including a description of the decisions and actions taken by the committee to determine compensation in 2002 for the chief executive officer and the other Named Executive Officers listed in the Summary Compensation Table on page 14.

2002 Executive Compensation Program

Compensation paid to our executive officers in 2002 consisted of the following elements:

Base Salary.    Base salaries for executives are determined by evaluating (1) the responsibilities of the position; (2) the strategic value of the position to Coinstar; (3) the experience and skills of the individual filling the position; and (4) market data for comparable positions in other companies with a similar revenue base. The base salaries for our executive officers are generally below the median range when compared with similar positions in the market place. This is consistent with our philosophy to weigh compensation more heavily towards incentive pay programs that link executive rewards with stockholder value.

Bonus Pay (Short-Term Incentive Program).    The executive bonus plan is tied to specific business objectives developed annually in our business plan and approved by the board of directors. The target bonus for our executive officers is determined as a percentage of base salary. In 2002, executive officers on average earned 156% of the target bonus for their positions. Bonus payments for 2002 were paid in February 2003.

Stock Options (Long-Term Incentive Program).    We believe that a significant percentage of compensation to executive officers should be delivered in the form of stock options. Stock options utilized for this purpose align management interests with stockholders by allowing them to share in the long-term increase in value of our company. We believe these stock options play a key role in attracting, motivating, and retaining the services of our executive employees.

Incentive stock options and non-statutory stock options are awarded to both executive and non-executive employees on an annual basis by this committee or the board of directors. The 1997 Equity Incentive Plan provides for the grant of up to 4,380,000 shares of common stock, of which there were, as of December 31, 2002, 2,161,566 shares issued upon exercise of options, 1,618,967 options to purchase shares outstanding, and 599,467 shares available for future grant. On December 14, 2000, our board of directors approved the 2000 Equity Incentive Plan for employees and on a limited basis, for our executive officers. The 2000 Equity Incentive Plan provides for the grant of non-statutory stock options and is intended primarily to expand the available options for grant to non-officer employees. The 2000 Equity Incentive Plan provides for the grant of up to 770,000 shares of common stock, of which there were, as of December 31, 2002, 81,603 shares issued upon exercise of options, 667,373 options to purchase shares outstanding, and 21,024 shares available for future grant. Stock options are granted with exercise prices equal to the prevailing fair market value of our common stock on the date of the grant, have 10-year terms, and typically vest over a four-year period.

We do not employ a set of mechanical criteria in awarding stock options. Rather we evaluate a series of factors including (1) the anticipated contribution by the individual; (2) the stock options required from a competitive point of view to retain the services of a valued executive officer; and (3) market data for comparable positions in other companies with a similar revenue base.

Stock Ownership Requirement.    As noted above, we believe that stock ownership is an essential tool to align management interests with stockholders. To further this principle, we have adopted a policy to require the Company’s executive officers to own prescribed amounts of the Company’s stock. Under this new policy, the chief executive officer, chief financial officer and chief operating officer must own shares of the Company’s common stock equal in value to 75% of their respective base salary. All other executive officers must own stock equal in value to 50% of their base salary. The program was adopted in December 2002 and became effective in January 2003. There will be a four-year phase-in period to allow executives to reach the applicable ownership goals.

Chief Executive Officer Compensation

David W. Cole joined Coinstar as our chief executive officer in October 2001. Based on research conducted by an outside consulting firm, this committee set Mr. Cole’s base salary at $275,000, which falls below the median range of chief executive officer salaries for companies with a similar revenue base. Mr. Cole’s base salary continued to be $275,000 for 2002. Additionally, Mr. Cole received a bonus of $217,250, which represented 158% of the target bonus for his position. Consistent with our compensation philosophy, Mr. Cole’s salary is supplemented with an equity compensation component, which is higher than equity compensation for chief executive officers for companies with a similar revenue base. In December 2002, Mr. Cole was granted stock options to purchase 65,000 shares of our common stock under the 1997 Equity Incentive Plan.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a publicly traded corporation may deduct for compensation paid to a Named Executive Officer who is employed on the last day of the fiscal year. “Performance-based compensation” is excluded from this $1 million limitation. This committee’s policy is to provide annual incentive awards that are fully deductible by Coinstar for income tax purposes.

Conclusion

Through the programs described above, a significant portion of our compensation program and the chief executive officer’s compensation for 2002 is contingent on our performance, and the realization of benefits is closely linked to increases in long-term stockholder value. We remain committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of our business may result in highly variable compensation for a particular time period.

The Compensation Committee

Keith Grinstein, Chair

Frances M. Conley

David M. Eskenazy

PERFORMANCE MEASUREMENT COMPARISON

The following graph shows the total stockholder return of an investment of $100 in cash on December 31, 1997 for (i) our common stock; (ii) the Nasdaq Stock Market Index; and (iii) the Russell 2000 Index. All values assume reinvestment of the full amount of all dividends and are calculated as of December 31, 2002.

COMPARISON OF 60 MONTH CUMULATIVE TOTAL RETURN(1)

AMONG COINSTAR, INC., THE NASDAQ STOCK MARKET INDEX

AND THE RUSSELL 2000 INDEX

	12/97	12/98	12/99	12/00	12/01	12/02
Coinstar, Inc	100	118	153	167	274	248
Nasdaq Stock Market Index	100	141	261	157	125	86
Russell 2000 Index	100	97	118	115	117	93

(1)	$100 invested on December 31, 1997 in stock or index including reinvestment of dividends. Fiscal year ending December 31.

OTHER MATTERS

Will any other matters be presented at the annual meeting?

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

How are proxies solicited and what are the costs involved?

We will bear the cost of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the form of proxy and any additional information furnished to stockholders. We will furnish copies of solicitation materials to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of Coinstar. No additional compensation will be paid to directors, officers or other regular employees for such services.

STOCKHOLDER INFORMATION

How does a stockholder present a matter to be considered at an annual meeting?

Under Rule 14a-8(e) of the Securities Exchange Act of 1934, stockholder proposals that are intended for inclusion in our proxy statement for our 2004 Annual Meeting of Stockholders must be submitted in writing to our Corporate Secretary and received by us not later than December 30, 2003. A stockholder must have continuously held at least $2,000 in market value, or 1%, of our outstanding stock for at least one year by the date of submitting the proposal, and the stockholder must continue to own such stock through the date of the meeting.

Stockholders are also advised to review our bylaws that contain additional requirements with respect to advance notice of stockholder proposals and director nominations. These advance notice provisions apply regardless of whether a stockholder seeks to include such proposals in our proxy statement. Any stockholder who intends to nominate candidates for election as directors or present a proposal at the meeting pursuant to our bylaws, without inclusion of such proposal in our proxy materials, is required to provide advance notice of such proposal to us. Our bylaws provide that any business to be transacted at the Annual Meeting of Stockholders must be properly brought before the meeting. To be timely, a stockholder’s notice must be delivered to or mailed and received at our principal executive offices not later than the close of business on the 60th day nor earlier than the 90th day prior to the first anniversary of the preceding year’s annual meeting. A copy of the pertinent bylaw provisions is available on request to Corporate Secretary, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, WA 98004.

For such proposals that are not timely filed, we retain discretion to vote proxies we receive provided that (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion, and (2) the proponent does not issue a proxy statement.

May I see a list of stockholders?

In accordance with Delaware law, a list of stockholders of record entitled to vote at the annual meeting will be available at our offices, which is the location of the annual meeting on June 12, 2003. For ten days before the meeting, the list will be available between the hours of 9 a.m. and 4 p.m. local time. A stockholder may examine the list for any legally valid purpose related to the annual meeting.

By Order of the Board of Directors

Donald R. Rench

VP, General Counsel and Corporate Secretary

April	28, 2003

A copy of the Company’s Annual Report on Form 10-K on file with the Securities and Exchange Commission for the fiscal year ended December 31, 2002 is available without charge upon written request to: Investor Relations, Coinstar, Inc., 1800 114th Avenue S.E., Bellevue, Washington 98004.

APPENDIX A

COINSTAR, INC.

AUDIT COMMITTEE CHARTER

March 19, 2003

1.	Purpose and Authority

The Audit Committee (the “Committee”) shall assist the Board in oversight of (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent auditor’s qualifications and independence, (4) the performance of the Company’s independent auditors and, if applicable, internal auditors and (5) compliance with the Company’s code of ethics for senior financial officers and compliance with the Company’s code of conduct for all Company personnel. The Committee shall have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent auditor. The Committee shall also have all authority necessary to fulfill the duties and responsibilities assigned to the Committee in this Charter or otherwise assigned to it by the Board.

As the Committee deems appropriate, it may retain independent counsel, accounting and other professionals to assist the Committee without seeking Board approval with respect to the selection, fees or terms of engagement of any such advisors.

The Committee when appropriate may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Committee.

2.	Composition

(a)	Independence

The Committee shall be composed of three or more directors, as determined by the Board, each of whom shall meet the independence requirements established by the Board, the Nasdaq Stock Market and any other regulations applicable to the Company from time to time, including regulations limiting Committee member compensation.

(b)	Financial Literacy/Expertise

Each Committee member must, at a minimum, be able to read and understand fundamental financial statements, including the Company’s balance sheet, income statement and cash flow statement. At least one Committee member shall have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities, and shall be a “financial expert,” in accordance with such regulations as may be applicable to the Company from time to time.

(c)	Service on Other Public Company Audit Committees

No member of the Committee shall serve on more than two audit committees of publicly traded companies, other than the Company, at the same time such member serves on this Committee, unless the Board determines that such simultaneous service would not impair the ability of such member to effectively serve on this Committee. If a Committee member serves on the audit committees of both a public company and a wholly-owned subsidiary of such company, such service shall be counted as service on one audit committee, rather than two.

(d)	Appointment and Removal of Members

The members of the Committee shall be appointed by the Board on the recommendation of the Nominating/Corporate Governance Committee. The Board may remove any member from the Committee at any time with or without cause.

3.	Duties and Responsibilities

The Committee shall have the following duties and responsibilities, in addition to any duties and responsibilities assigned to the Committee from time to time by the Board.

(a)	Engagement of Independent Auditor

(i)    Select and retain the independent auditor; determine and approve compensation of the independent auditor; resolve disagreements between management and the independent auditor; oversee and evaluate the independent auditor and, where appropriate, replace the independent auditor, with the understanding that the independent auditor shall report directly to the Committee and shall be ultimately accountable to the Committee and to the Board, as representatives of the shareholders of the Company. This responsibility is exclusive to the audit committee.

(ii)    Pre-approve the retention of the independent auditor for all audit, review or attest engagements and all non audit services as the independent auditor is permitted to provide the Company and approve the fees for such services, other than de minimus non-audit services allowed by relevant law. The Committee may pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Committee is informed of each service pre-approved. Pre-approval of audit and non-audit services is exclusive to the audit committee and shall not be delegated to management, but may be delegated to one or more independent members of the Committee so long as that member or members report their decisions to the Committee at all regularly scheduled meetings. In considering whether to pre-approve any non-audit services, the Committee or its delegees shall consider whether the provision of such services is compatible with maintaining the independence of the auditor.

(b)	Evaluate Independent Auditor’s Qualifications, Performance and Independence

(i)    At least annually, evaluate the independent auditor’s qualifications, performance and independence, including that of the lead partner.

(ii)    At least annually, obtain and review a report by the independent auditor describing the firm’s internal quality control procedures; any material issues raised by the most recent internal quality control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, relating to one or more audits carried out by the firm and any steps taken to deal with any such issues.

(iii)    At least annually, obtain and review the letter and written disclosures from the independent auditor consistent with Independence Standards Board Standard No. 1, including a formal written statement by the independent auditor delineating all relationships between the auditor and the Company; actively engage in a dialogue with the auditor with respect to that firm’s independence and any disclosed relationships or services that may impact the objectivity and independence of the auditor; and take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

(iv)    Discuss with the independent auditor the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61, Communications with Audit Committee, SAS No. 89, Audit Adjustments, and SAS No. 90, Audit Committee Communications, all as amended from time to time, together with any other matters as may be required for public disclosure or otherwise under applicable laws, rules and regulations.

(v)    Ensure that the independent auditor’s lead partner and reviewing partner are replaced every five years. Consider, from time to time, whether a rotation of the independent auditing firm would be in the best interests of the Company and its shareholders.

(vi)    Present the Committee’s conclusions regarding the performance, qualifications and independence of the independent auditor to the full Board.

(c)	Review Financial Statements and Financial Disclosure

(i)    Prior to filing any periodic report, meet with management and the independent auditor to review and discuss the annual audited financial statements and quarterly financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the report of the independent auditor thereon and to discuss any off-balance sheet structures and significant issues encountered in the course of the audit work, including any restrictions on the scope of activities, access to required information or the adequacy of internal controls.

(ii)    Regularly review with the independent auditor any audit problems or difficulties and management’s response, including adjustments noted or proposed by the independent auditor but not taken (as immaterial or otherwise) by management, communications between the audit team and the national office concerning auditing or accounting issues, and any management or internal control letters issued or proposed to be issued by the auditor. Review and discuss with the independent auditor the responsibilities, budget and staffing of the Company’s internal audit function (if applicable).

(iii)    If so determined by the Committee, based on its review and discussion of the audited financial statements with management and the independent auditor, its discussions with the independent auditor regarding the matters required to be discussed by SAS 61, and its discussions regarding the auditor’s independence, recommend to the Board whether the audited financial statements be included in the Company’s annual report on Form 10-K.

(iv)    Review earnings press releases in advance including all quarterly earnings releases. Discuss or review financial information and earnings guidance provided to analysts and rating agencies; this discussion or review may be done generally; does not require the Committee to discuss in advance each instance in which the Company may provide earnings guidance.

(d)	Periodic Assessment of Accounting Practices and Policies and Risk and Risk Management

(i)    Obtain and review timely reports from the independent auditor regarding (1) all critical accounting policies and practices to be used, (2) all alternative treatments of financial information within GAAP that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, and (3) other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

(ii)    Review at least annually (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and (c) the effect of regulatory and accounting initiatives on the financial statements of the Company.

(iii)    Review changes in promulgated accounting and auditing standards that may materially affect the Company’s financial reporting practices.

(iv)    Review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of disclosure controls and procedures or internal controls and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. Review any report issued by the Company’s independent auditor regarding management’s assessment of the Company’s internal controls.

(e)	Related-Party Transactions

Review and approve, prior to execution, all related-party transactions, including transactions between the Company and its officers or directors or affiliates of officers or directors.

(f)	Internal Audit Review

Review and assess the advisability of establishing an internal audit function.

(g)	Proxy Statement Report of Audit Committee

Approve the report required by the rules of the SEC to be included in the Company’s annual proxy statement.

(h)	Hiring Policies

Set clear hiring policies for the Company’s hiring of employees or former employees of the independent auditor who were engaged on the Company’s account (including past and present members of the audit engagement team), and ensure that such policies comply with any regulations applicable to the Company from time to time. Consider how such policies affect auditor’s independence.

(i)	Ethics Compliance and Complaint Procedures

(i)    Establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters. This responsibility is exclusive to the audit committee.

(ii)    Establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. This responsibility is exclusive to the audit committee.

(j)	Reports to Board

(i)    Report regularly to the Board any issues that arise with respect to the quality and integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements and the performance and independence of the internal and independent auditors.

(ii)    Provide minutes of Committee meetings to the Board and report to the Board on any significant matters arising from the Committee’s work.

4.	Meetings

The Committee shall establish a meeting calendar annually, which shall include at least four quarterly meetings for the year. The Committee may hold such other meetings as are necessary or appropriate in order for the Committee to fulfill its responsibilities. In the absence of a member designated by the Board to serve as chair, the members of the Committee may appoint from among their number a person to preside at their meetings.

The Committee shall meet at least quarterly in separate executive sessions with management, internal audit personnel (if applicable) and the independent auditor to discuss matters that the Committee or the other groups believe warrant Committee attention.

5.	Evaluation

The Committee shall review and reassess this Charter at least annually and, if appropriate, propose changes to the Board.

The Committee shall obtain or perform an annual evaluation of the Committee’s performance and make applicable recommendations for improvement.

It is the responsibility of the Company’s management to prepare consolidated financial statements in accordance with GAAP and the responsibility of the Company’s independent auditors to audit those financial statements. The Committee’s responsibility is one of oversight.

APPENDIX B

COINSTAR, INC.

1997 AMENDED AND RESTATED NON-EMPLOYEE DIRECTORS’ STOCK OPTION PLAN

1.	Purpose

(a)    The purpose of the 1997 Amended and Restated Non-Employee Directors’ Stock Option Plan (the “Plan”), is to provide a means by which each director of Coinstar, Inc., a Delaware corporation (the “Company”) who is not otherwise an employee of the Company or of any Affiliate of the Company (each such person being hereafter referred to as a “Non-Employee Director”) will be given an opportunity to purchase stock of the Company.

(b)    The word “Affiliate” as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended from time to time (the “Code”).

(c)    The Company, by means of the Plan, seeks to secure and retain the services of persons capable of serving as Non-Employee Directors of the Company, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

2.	Administration

The Plan shall be administered by the Board of Directors of the Company (the “Board”).

3.	Shares Subject to the Plan

(a)    Subject to the provisions of paragraph 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate Four Hundred Thousand (400,000) shares of the Company’s common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall again become available for the Plan.

(b)    The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.	Eligibility

Options shall be granted only to Non-Employee Directors of the Company.

5.	Non-Discretionary Grants

(a)    Each person who is elected or appointed for the first time to be a Non-Employee Director automatically shall, upon the date of his or her initial election or appointment to be a Non-Employee Director by the Board or stockholders of the Company, be granted an option to purchase ten thousand (10,000) shares of common stock of the Company on the terms and conditions set forth herein (each, an “Initial Grant”).

(b)    Immediately following each Annual Meeting of Stockholders, the Chairman of the Board, if he or she is a Non-Employee Director, shall automatically be granted an option to purchase twelve thousand five hundred (12,500) shares of common stock of the Company, and each additional Board member who is then a Non-Employee Director shall automatically be granted an option to purchase seven thousand five hundred (7,500) shares of common stock of the Company, on the terms and conditions set forth herein (each, an “Annual Grant”).

6.	Option Provisions

Each option shall contain the following terms and conditions:

(a)    The term of each option commences on the date it is granted and, unless sooner terminated as set forth herein, expires on the date (“Expiration Date”) (10) years from the date of grant. If the optionee’s service as a Non-Employee Director or as an employee of or consultant to the Company or any Affiliate of the Company terminates for any reason or for no reason, the option shall terminate on the earlier of the Expiration Date or the date twelve (12) months following the date of termination of service. In any and all circumstances, an option may be exercised following termination of the optionee’s service as a Director of the Company only as to that number of shares as to which it was exercisable on the date of termination of such service under the provisions of subparagraph 6(e).

(b)    The exercise price of each option shall be one hundred percent (100%) of the fair market value of the stock subject to such option on the date such option is granted.

(c)    The optionee may elect to make payment of the exercise price under one of the following alternatives:

(i)    Payment of the exercise price per share in cash at the time of exercise; or

(ii)    Provided that at the time of the exercise the Company’s common stock is publicly traded and quoted regularly in the Wall Street Journal, payment by delivery of shares of common stock of the Company already owned by the optionee, held for the period required to avoid a charge to the Company’s reported earnings, and owned free and clear of any liens, claims, encumbrances or security interest, which common stock shall be valued at fair market value on the date preceding the date of exercise; or

(iii)    Payment by a combination of the methods of payment specified in subparagraph 6(c)(i) and 6(c)(ii) above.

Notwithstanding the foregoing, this option may be exercised pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board which results in the receipt of cash (or check) by the Company prior to the issuance of shares of the Company’s common stock.

(d)    An option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his or her guardian or legal representative, unless otherwise specified in the option, in which case the option may be transferred upon such terms and conditions as are set forth in the option, as the Board shall determine in its discretion, including (without limitation) pursuant to a “domestic relations order.” Notwithstanding the foregoing, the person to whom an option is granted may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the optionee, shall thereafter be entitled to exercise the option.

(e)    Options granted pursuant to the Plan shall vest and become exercisable as follows:

(i)    Each Initial Grant shall be fully vested and exercisable at all times; and

(ii) Each Annual Grant shall vest and become exercisable in equal monthly installments over the period from the date of grant until the anniversary of the date of grant, at which time the Annual Grant shall be fully vested.

(f)    The Company may require any optionee, or any person to whom an option is transferred under subparagraph 6(d), as a condition of exercising any such option: (i) to give written assurances satisfactory to the Company as to the optionee’s knowledge and experience in financial and business matters; and (ii) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person’s own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws.

(g)    Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

(h)    Except for adjustments made pursuant to Section 10, the exercise price of outstanding options may not be adjusted without stockholder approval.

7.	Covenants of the Company

(a)    During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.

(b)    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

8.	Use of Proceeds from Stock

Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9.	Miscellaneous

(a)    Neither an optionee nor any person to whom an option is transferred under subparagraph 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

(b)    Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall impair any right of the Company, its Board or stockholders or any Affiliate to terminate the service of any Non-Employee Director pursuant to applicable law and the bylaws of the Company.

(c)    No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through such Non-Employee Director, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for such Non-Employee Director pursuant to any previous option grant.

(d)    In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company’s obligation to issue or transfer shares to a Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal, is made available to the Company for timely payment of such tax.

10.	Adjustments Upon Changes in Stock

(a)    If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan, without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company), the Plan will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan, and the outstanding options will be appropriately adjusted in the class(es) and number of shares and price per share of stock subject to such outstanding options. Such adjustments shall be made by the Board, the determination of which shall be final, binding and conclusive. (The conversion of any convertible securities of the Company shall not be treated as a “transaction not involving the receipt of consideration by the Company”).

(b)    In the event of: (1) a merger or consolidation in which the Company is not the surviving corporation; (2) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (3) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, the vesting of options outstanding under the Plan shall accelerate such that each option may be exercised with respect to 100% of the shares, and the options shall terminate if not exercised prior to such event.

11.	Amendment of the Plan

(a)    The Board at any time, and from time to time, may amend the Plan; provided, however, that except as provided in Section 10 relating to adjustments upon changes in stock, stockholder approval shall be required for any amendment that (1) materially increases the number of securities issuable under the Plan; (2) materially modifies the requirements for participation in the Plan; (3) otherwise materially amends the Plan to the extent stockholder approval is required by Nasdaq or securities exchange listing requirements; or (4) otherwise requires stockholder approval under any applicable law or regulation.

(b)    Rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by such amendment unless (i) the Company requests the consent of the person to whom the option was granted and (ii) such person consents in writing.

12.	Termination or Suspension of the Plan

(a)    The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the tenth (10th) anniversary of its adoption by the Board. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

(b)    Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.

(c)    The Plan shall terminate upon the occurrence of any of the events described in Section 10(b) above.

13.	Effective Date of Plan; Conditions of Exercise

(a)    The Plan shall become effective upon adoption by the Board of Directors, subject to the condition subsequent that the Plan is approved by the stockholders of the Company.

(b)    No option granted under the Plan shall be exercised or exercisable unless and until the condition of subparagraph 13(a) above has been met.

COINSTAR, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 12, 2003

The undersigned hereby appoints David W. Cole and Donald R. Rench, and each of them, as proxies of the undersigned, with full power of substitution, to vote all of the shares of Coinstar, Inc. held of record by the undersigned on April 15, 2003 at the Annual Meeting of Stockholders of Coinstar, Inc. to be held at Coinstar’s offices located at 1800 114th Avenue S.E., Bellevue, Washington 98004 on Thursday, June 12, 2003 at 10:00 a.m. local time and at any and all postponements, continuations, and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting including matters incidental to the conduct of the meeting. IMPORTANT – PLEASE DATE AND SIGN ON THE OTHER SIDE.

MANAGEMENT RECOMMENDS A VOTE FOR THE DIRECTOR NOMINEE LISTED BELOW.

PROPOSAL 1:  To elect one director to the board of directors to hold office until the 2006 Annual Meeting of Stockholders.

FOR the nominee listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominee listed below	☐

Nominee:  David W. Cole

To withhold authority to vote for any nominee, write such nominee’s name below:

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.

PROPOSAL 2:  To approve an amendment to the 1997 Non-Employee Directors’ Stock Option Plan to increase the annual grant to non-employee directors (other than our non-employee chairman of the board) from 5,000 options to 7,500 options and to establish an annual grant of 12,500 options for our non-employee chairman of the board.

☐	FOR	☐	AGAINST	☐	ABSTAIN

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3:  To ratify the selection of Deloitte & Touche LLP as independent auditors of Coinstar for its fiscal year ending December 31, 2003.

☐	FOR	☐	AGAINST	☐	ABSTAIN

(Continued and to be signed on other side)

(Continued from other side)

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE NOMINEE LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

Please vote, date, and return this proxy in the enclosed return envelope, which is postage prepaid if mailed in the United States.

	Dated:	, 2003

Address Change? Mark Box [ ] Indicate Changes Below

Signature(s)

Please sign exactly as your name appears on your stock certificate. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, and attorneys in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person. Receipt of the notice of meeting and proxy statement is hereby acknowledged.

You can view the Annual Report and Proxy statement on the internet at: http://www.Coinstar.com.